Exhibit 10.2
11215 Metro Parkway
Fort Myers, Florida 33966
(239)277-6200

March 6, 2015

Mr. David F. Dyer
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RE: Fiscal Year 2015 Compensation and Benefits Package

Dear Dave:
This letter is to confirm our agreement that your compensation and benefits package for fiscal year 2015 for your service as the Chief Executive Officer at Chico’s FAS, Inc. (the “Company”) will be identical to the terms and conditions for fiscal 2014 as set forth in our letter agreement to you dated March 3, 2014, including Exhibits A and B, with the following modifications:
Equity Award:
For the 2015 annual equity grant, you received an equity award with value of approximately $6.625 million on the grant date, March 2, 2015. Approximately 50% of the grant-date fair value of the award is in the form of restricted stock. The restricted stock will vest over a 3-year period with one-third of the restricted stock grant vesting on each anniversary of the grant date. The balance of the equity award is in the form of performance share units (PSUs). You will have the opportunity to earn between 0 to 150% of the target PSUs awarded with the actual number of PSUs earned based on the 2015 RONA targets as outlined in the PSU award agreement. If earned, the PSUs will vest over a 3-year period with one-third of the earned PSUs vesting on each anniversary of the grant date.
Please indicate your acceptance of the above by signing below and returning one copy to my attention. By signing this letter you warrant your acknowledgement the at-will nature of our relationship, and that you are not party to any agreement that bar or limit the scope of your employment with the Company.
If you have any questions, please feel free to call me at your convenience.
Very truly yours,

Ross Roeder
Chairman of the Board
Chico’s FAS, Inc.

Page 2 – Fiscal Year 2015 Compensation and Benefits Package

Accepted by:

/s/ David F. Dyer	03/16/2015
David F. Dyer	Date

Cc: John Mahoney, Chairman, Compensation and Benefits Committee, Chico’s FAS Inc. Board of Directors